Exhibit 99.1

FOR IMMEDIATE RELEASE

Aptera Motors Reports Third Quarter 2025 Financial Results

●	Reports Q3 2025 GAAP Net Loss of $5.5 Million and Nine-Month Net Loss of $28.4 Million
●	Calculates Q3 2025 Adjusted Net Loss of $2.9 Million (Non-GAAP) and Nine-Month Adjusted Net Loss of $10.2 Million (Non-GAAP)
●	Recognized $2.5 Million in Other Income for Q3 and $4.6 Million for Nine Months primarily from California Energy Commission Grant
●	Ended Quarter with $12.0 Million in Cash and Cash Equivalents

Carlsbad, CA – November 17, 2025 – Aptera Motors Corp. (NASDAQ: SEV) (“Aptera” or the “Company”), a solar mobility company pioneering ultra-efficient transportation, today reported its financial results for the third quarter ended September 30, 2025.

“Our third quarter was focused on disciplined execution as we prepared for our transition to a public company,” said Chris Anthony, Co-CEO of Aptera. “We’ve begun building out our validation line and managed our cash burn, supported by $2.5 million in grant funding from the California Energy Commission. With our subsequent Nasdaq listing and the $75 million equity line of credit now in place, we are focused on the next critical phase: securing the incremental capital needed to fund our validation program and move toward low-volume production.”

Third Quarter 2025 Financial Highlights

(In thousands, except per share data)

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
GAAP Net Loss	$(5,489)	$(8,205)	$(28,427)	$(26,027)
Adjusted Net Loss (Non-GAAP)*	$(2,906)	$(5,789)	$(10,165)	$(14,820)

GAAP Net Loss Per Share	$(0.23)	$(0.35)	$(1.21)	$(1.13)
Adjusted Net Loss Per Share (Non-GAAP)*	$(0.12)	$(0.25)	$(0.43)	$(0.65)

Key Financial Data:
Operating Expenses	$7,942	$8,335	$33,009	$27,099
Other Income (Incl. grant reimbursements)	$2,453	$130	$4,582	$1,072
Cash and Cash Equivalents (as of period end)	$11,995	$18,235	$11,995	$18,235

*See “Use of Non-GAAP Financial Measures” and reconciliation table below.

Business Update and Liquidity

The Company’s operational focus remains on the build-out of its validation vehicle assembly line and the assembly of its validation fleet using production-intent parts.

As of September 30, 2025, the Company had $12.0 million in cash and cash equivalents. The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2025, provides a detailed update on its liquidity and capital resources, noting that its cash position as of that date raises substantial doubt about the Company’s ability to continue as a going concern.

Subsequent to the quarter-end, on October 16, 2025, the Company’s Class B Common Stock commenced trading on the Nasdaq Capital Market. The Company also secured an equity line of credit for up to $75 million (ELOC), providing a mechanism to access capital incrementally. On November 11, 2025, the registration statement (Form S-1) for this facility became effective, making the facility available to the Company, subject to certain market-based conditions.

The Form 10-Q filing also notes the Company is continuing to implement its remediation plan for two previously disclosed material weaknesses in internal control over financial reporting and provides updates on the previously disclosed SEC investigation and the Zaptera litigation.

Use of Non-GAAP Financial Measures

This press release includes Adjusted Net Loss and Adjusted Net Loss Per Share, which are non-GAAP financial measures. We define Adjusted Net Loss as GAAP net loss, excluding non-cash stock-based compensation expense. We believe that these non-GAAP measures, when viewed in conjunction with our GAAP results, provide a more complete understanding of our cash-based operating performance and trends, as stock-based compensation is a non-cash expense that can vary significantly.

These non-GAAP measures are presented in addition to, and not as a substitute for, GAAP results. Non-GAAP measures have material limitations and may not be comparable to similarly titled measures of other companies. We encourage investors to review these measures together with our GAAP results and the reconciliations provided.

(Unaudited) Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss

(In thousands, except share amounts)

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Nine Months Ended Sep 30, 2025	Nine Months Ended Sep 30, 2024
GAAP Net Loss	$(5,489)	$(8,205)	$(28,427)	$(26,027)
Add: Stock-Based Compensation (G&A)	1,099	1,206	2,386	8,270
Add: Stock-Based Compensation (R&D)	1,377	1,317	5,876	2,937
Non-GAAP Adjusted Net Loss	$(3,013)	$(5,682)	$(10,165)	$(14,820)

Weighted-Average Shares Outstanding	23,609,592	23,239,343	23,485,359	22,952,082

About Aptera Motors Corp.

Aptera Motors Corp. (Nasdaq: SEV) is a solar mobility company driven by a mission to advance the future of efficient transportation. Its flagship vehicle is conceived to be a paradigm-shifting solar electric vehicle that leverages breakthroughs in aerodynamics, material science, and solar technology to pursue new levels of efficiency. As a public benefit corporation, Aptera is committed to building a sustainable business that positively impacts its stakeholders and the environment. Aptera is headquartered in Carlsbad, California. For more information, please visit www.aptera.us.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not in limited to, statements regarding our plans and expectations for validation builds, timing of component deliveries, anticipated commencement of assembly, future production, manufacturing scale-up and our expected capital needs and financing plans. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall” and variations of these terms of the negative of these terms and similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Aptera’s control. These risks include, among others, supply chain delays and disruptions; our ability to hire key personnel; the feasibility and timing of scaling our manufacturing processes; the availability and timing of required capital, and market conditions affecting financing; regulatory approvals and compliance; our ability to continue as a going concern absent additional financing; our ability to access capital under our equity line of credit and other sources on acceptable terms and timing; our dependence on successful validation builds and timely component deliveries to achieve any production milestones and other risks described in our filings with the Securities and Exchange Commission and that may be filed by Aptera from time to time. The forward-looking statements included in this press release represent Aptera’s views as of the date of this press release. Aptera anticipates that subsequent events and developments will cause its views to change. Aptera undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Aptera’s views as of any date subsequent to the date of this press release.

Contacts

Investor Relations:

Aptera Motors Corp.

ir@aptera.us

Media Contact:

Media@aptera.us